Exhibit 3.1

CERTIFICATE OF ELIMINATION

of

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

of

SANDRIDGE ENERGY, INC.

(Pursuant to Section 151(g) of the

General Corporation Law of the State of Delaware)

SandRidge Energy, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), hereby certifies as follows:

FIRST: The Certificate of Designations filed in the office of the Secretary of State of the State of Delaware on November 19, 2012 and constituting part of the Company’s Certificate of Incorporation, as amended (the “Certificate of Designations”) authorizes the issuance of 5,000,000 shares of a series of Preferred Stock, par value $0.001 per share, designated as Series A Junior Participating Preferred Stock (the “Series A Preferred Stock”). None of the authorized shares of the Series A Preferred Stock are outstanding and none will be issued.

SECOND: Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Company adopted the following resolutions:

RESOLVED, that none of the authorized shares of the Series A Preferred Stock are outstanding and none of the authorized shares of such series of preferred stock will be issued subject to the Certificate of Designations; and

RESOLVED, that any officer, acting singly, be, and hereby is authorized and directed, in the name and on behalf of the Company, to execute a Certificate of Elimination as provided by Section 151(g) of the DGCL, substantially in the form attached as an exhibit to these resolutions (the “Certificate of Elimination”), with such changes therein and modifications thereof as the officer executing the same shall deem advisable and as are permitted by the DGCL to be made by such officer, as conclusively evidenced by such officer’s execution thereof, and to file the same forthwith in the Office of the Secretary of State of the State of Delaware, and when such Certificate of Elimination becomes effective, all references to the Series A Preferred Stock in the Certificate of Incorporation shall be eliminated and the shares of Series A Preferred Stock shall resume the status of authorized and unissued shares of preferred stock of the Company, without designation as to series.

THIRD: Pursuant to the provisions of Section 151(g) of the DGCL, all references to Series A Preferred Stock in the Company’s Certificate of Incorporation, as amended, are hereby eliminated, and the shares that were designated to such series hereby are returned to the status of authorized but unissued shares of the Preferred Stock of the Company, without designation as to series.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be executed by its duly authorized officer on this 30th day of April, 2013.

SANDRIDGE ENERGY, INC.

By: /s/ Philip T. Warman
Name:	Philip T. Warman
Title:	Senior Vice President and General Counsel